                                                                   EXHIBIT (99)






                        FOR IMMEDIATE RELEASE

                        For Further Information Contact:
                             J. Gregory Kasun, President and CEO
                             Katrina L. Thompson, CFO
                             Telephone:  (619) 450-3135





                               MISSION WEST PROPERTIES
                        ANNOUNCES SHAREHOLDER APPROVAL TO SELL
                                          to
                               SPIEKER PROPERTIES, L.P.



    SAN DIEGO, CALIFORNIA, December 17, 1996 -- Mission West Properties (ASE/PSE: MSW) yesterday held a Special Meeting of Shareholders to vote on the proposed sale of all the Company's real estate assets to Spieker Properties, L.P. (NYSE: SPK) for $50,500,000. The transaction was approved; approximately 88 percent of the outstanding shares were voted, with 99 percent of those voted shares in favor of the sale. The sale is scheduled to close in January 1997, subject to customary conditions. After closing and satisfaction of related closing costs and liabilities, the Company anticipates having net assets of approximately $17,000,000, consisting primarily of cash and cash equivalents.

    Commenting on the vote, J. Gregory Kasun, Chief Executive Officer of Mission West, stated, "We are pleased to have such overwhelming shareholder support for this transaction and continue to work toward satisfaction of the conditions of the agreement so that we may close as soon as possible."

    Mission West Properties owns and operates income properties that are located primarily in Southern California. Mission West is 49-percent owned by Triton Group Ltd. (AMEX: TGL), a San Diego holding company.